Exhibit 10.2

2016 Executive & SVP RSU Agreement

<Participant Full Name>

Dear <Participant First Name>,

Congratulations, HMS Holdings Corp. (the “Company”) has granted you restricted stock units (“RSUs”) under the Company’s Fourth Amended and Restated 2006 Stock Plan, as amended (the “Plan”). An RSU entitles you to receive a share of the Company’s common stock at a future date, assuming that you satisfy conditions of the Plan and the implementing grant agreement. We would like you to have an opportunity to share in the success of the Company through these RSUs under the Plan. The following represents a brief description of your grant. Additional details regarding your award are provided in the attached Restricted Stock Unit Grant Agreement (the “Grant Agreement”) and in the Plan.

Restricted Stock Unit Grant Summary:

Date of Grant	March 2, 2016
RSU Shares	<Number of Shares Granted>
Vesting	One-sixth of the RSU Shares shall vest on the first, second and third anniversaries of the Date of Grant, with the remainder vesting as provided in Exhibit A to the Grant Agreement. Each of those dates is a “Vesting Date.”

•	You have been granted RSUs for shares of the Company’s common stock (“Shares”) for the total number of Shares specified under “RSU Shares” in the chart above.

•	The potential value of your RSUs increases if the price of the Company’s stock increases, but you also have to continue to provide services to the Company (except as the Grant Agreement provides) to actually receive such value. Of course, the value of the stock may go up and down over time.

•	You will not receive the Shares represented by the RSUs unless and until the RSUs vest. Your RSUs vest as provided in the chart above under “Vesting,” assuming you remain an employee or a member of the Board of Directors of the Company and subject to the terms in the Grant Agreement.

•	Once you have received the Shares, you will own them and may decide whether to hold the stock, sell the stock or give the stock to someone as a gift.

You can access the Merrill Lynch portal, including updates and additional information at: https://www29.benefits.ml.com/login/login.aspx. Please email ir@hms.com with any questions.

HMS Holdings Corp.

Restricted Stock Unit Grant Agreement for

Executives and Senior Vice Presidents

HMS Holdings Corp. (the “Company”) has granted you restricted stock units (the “RSUs”) under the HMS Holdings Corp. Fourth Amended and Restated 2006 Stock Plan (as it may be amended from time to time) (the “Plan”). Each RSU lets you receive a share (an “RSU Share”) of the Company’s common stock, upon satisfaction of the conditions to receipt.

The individualized communication you received (the “Cover Letter”) provides the details for your RSUs. It specifies the number of RSU Shares, the Date of Grant, and the schedule for Vesting, with the related vesting dates (“Vesting Dates”).

The RSUs are subject in all respects to the applicable provisions of the Plan. This grant agreement (the “Grant Agreement”) does not cover all of the rules that apply to the RSUs under the Plan; please refer to the Plan document. Capitalized terms are defined either further below in this Grant Agreement or in the Plan.

The Plan document is available on the Merrill Lynch website. The Prospectus for the Plan, the Company’s Registration Statement on Form S-8, the Company’s Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review under the Investor Relations tab on the Company’s web site (http://investor.hms.com/financials.cfm). You may also obtain paper copies of these documents upon request to the Company’s Investor Relations department (ir@hms.com).

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, vesting of the RSUs, the value of the Company's stock or of these RSUs, or the Company's prospects. The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the RSUs; you agree to rely only upon your own personal advisors.

No one may sell, transfer, or distribute the RSUs or the securities that may be received under them without an effective registration statement relating thereto or an opinion of counsel satisfactory to the Company or other information and representations satisfactory to it that such registration is not required.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

Vesting Schedule	Your RSUs become nonforfeitable (“Vested”) as provided in the Cover Letter to this Grant Agreement, assuming that through each Vesting Date, (i) if you received the RSUs in your capacity as an employee of the Company, you continue in service as an employee or (ii) if you received the RSUs in your capacity as a member of the Company’s Board of Directors (the “Board”), you continue in service as a member of the Company’s Board. Any fractional shares will be carried forward to the following Vesting Date, unless the Compensation Committee (the “Committee”) selects a different treatment. For purposes of this Grant Agreement, employment with the Company will include employment with any Affiliate whose employees are then eligible to receive awards under the Plan. Unless the Committee determines otherwise, if an entity employing you ceases to be an Affiliate, your employment with the Company will be treated as ended even though you continue to be employed by that entity.

Vesting will accelerate fully on your disability or death, including with respect to the Performance RSUs (as defined in Exhibit A to the Grant Agreement). For this purpose, “disability” means permanent and total disability as defined by Section 22(e)(3) of the Internal Revenue Code of 1986 (the “Code”).

If your employment or service ends as a result of Retirement, you will be treated as continuing in service for vesting purposes until the earlier to occur of (x) the second anniversary of your Retirement and (y) the last of the applicable Vesting Dates. “Retirement” for this purpose means cessation of employment or service on or after attaining age 60 and completing five (5) years of service with the Company.

Change in Control	If a Change in Control occurs, your RSUs will be treated as provided in Section 11 of the Plan if, within twenty-four (24) months following the Change in Control, your employment or service ends on (i) a termination without cause (as determined by the Committee or the Board) or (ii) Retirement.

Termination for Cause	If the Company terminates your employment or service for cause, the RSUs will immediately terminate without regard to whether they are then Vested in whole or in part.

Distribution Date	Subject to any overriding provisions in the Plan, you will receive a distribution of the shares of common stock of the Company (“Shares”) equivalent to your Vested RSU Shares as soon as practicable following the date(s) on which they become Vested (with the actual date being the "Distribution Date”) and, in any event, no later than thirty (30) days following an applicable Vesting Date, unless the Committee determines that you may make a timely deferral election to defer distribution to a later date and you have made such an election (in which case the deferred date will be the “Distribution Date”).

Vesting that accelerates after a Change in Control will only accelerate the Distribution Date if and to the extent permitted under Section 409A of the Code.

Restrictions and Forfeiture	You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the RSU Shares until the RSU Shares are distributed to you. Any attempted Transfer that precedes the Distribution Date is invalid.

Unless the Committee determines otherwise or the Grant Agreement provides otherwise, if your employment or service with the Company terminates for any reason before your RSUs are Vested, then you will forfeit the unvested RSUs (and the Shares to which they relate) to the extent that the RSUs do not otherwise vest as a result of the termination, pursuant to the rules in the Vesting Schedule section above. The forfeited RSUs will then immediately revert to the Company. You will receive no payment for the RSUs if you forfeit them.

Taxes and Withholding	The RSUs provide tax deferral, meaning that the RSU Shares are not taxable until you actually receive the RSU Shares on or around the Distribution Date. You will then owe taxes at ordinary income tax rates as of the Distribution Date at the Shares' value. If you are an employee of the Company, you may owe FICA and HI (Social Security and Medicare) taxes before the Distribution Date.

Issuing the Shares under the RSUs is contingent on satisfaction of all obligations with respect to required tax or other required withholdings (for example, in the United States, any applicable Federal, state, and local taxes). The Company may take any action permitted under Section 14(c) of the Plan to satisfy such obligation, including satisfying the tax obligations by (i) reducing the number of RSU Shares to be issued to you by that number of RSU Shares (valued at their Fair Market Value on the date of distribution) that would equal all taxes required to be withheld (at their minimum withholding levels), (ii) accepting payment of the withholdings directly from you or from a broker in connection with a sale of the RSU Shares, or (iii) taking any other action under Section 14(c) of the Plan. If a fractional share remains after deduction for required withholding, the Company will pay you the value of the fraction in cash.

Compliance with Law	The Company will not issue the RSU Shares if doing so would violate any applicable Federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the RSU Shares in violation of applicable law.

Additional Conditions to Receipt	The Company may postpone issuing and delivering any RSU Shares for so long as the Company determines to be advisable to satisfy the following:

its completing or amending any securities registration or qualification of the RSU Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to receive the RSU Shares after your death is entitled to do so;

your complying with any requests for representations under the Plan; and/or your complying with any Federal, state, or local tax withholding obligations.

Additional Representations from You	If the vesting provisions of the RSUs are satisfied and you are entitled to receive RSU Shares at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the RSU Shares to you. You must —

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the RSU Shares for your own account and not with a view to reselling or distributing the RSU Shares; and

agree that you will not sell, transfer, or otherwise dispose of the RSU Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the RSU Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on Employment or Other Relationship	Nothing in this Grant Agreement restricts the Company’s rights or those of any of its Affiliates to terminate your employment or other relationship at any time and for any or no reason. The termination of employment or other relationship, whether by the Company or any of its Affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

Limited Status	You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the RSU Shares, unless and until the RSU Shares have been issued to you on the Distribution Date. You will not receive dividends with respect to the RSUs, but the Company will credit additional whole or fractional RSUs to this grant equal to the result of dividing (i) the product of the total number of RSUs credited to you under this grant on the record date for such dividend (and not yet distributed in Shares) and the per share amount of such dividend by (ii) the Fair Market Value of one Share on the date such dividend is paid by the Company to shareholders. The additional RSUs will be or become Vested to the same extent as the RSUs that resulted in the crediting of such additional units and may be paid out in cash or Shares under the timing rules provided in Section 8(e) of the Plan.

Voting	You may not vote the RSUs. You may not vote the RSU Shares unless and until the Shares are distributed to you.

No Effect on Running Business	You understand and agree that the existence of the RSUs will not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Section 409A of the Code	The RSUs are intended to comply with the requirements of Section 409A and must be construed consistently with that section. Notwithstanding anything in the Plan or this Grant Agreement to the contrary, if the RSUs Vest in connection with your “separation from service” within the meaning of Section 409A, as determined by the Company), and if (x) you are then a “specified employee” within the meaning of Section 409A at the time of such separation from service (as determined by the Company, by which determination you agree you are bound) and (y) the distribution of RSU Shares under such RSUs will result in the imposition of additional tax under Section 409A if distributed to you within the six (6) month period following your separation from service, then the distribution under such accelerated RSUs will not be made until the earlier of (i) the date six (6) months and one (1) day following the date of your separation from service or (ii) the 10th day after your date of death. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such RSU Shares or benefits except to the extent specifically permitted or required by Section 409A. In no event may the Company or you defer the delivery of the RSU Shares beyond the date specified in the Distribution Date section, unless such deferral complies in all respects with Treasury Regulation Section 1.409A-2(b) related to subsequent changes in the time or form of payment of nonqualified deferred compensation arrangements, or any successor regulation. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, if any provisions of or distributions under this Grant Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

Unsecured Creditor	The RSUs create a contractual obligation on the part of the Company to make a distribution of the RSU Shares at the time provided for in this Grant Agreement. Neither you nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive distributions hereunder is that of an unsecured general creditor of Company.

Governing Law	The laws of the State of Texas will govern all matters relating to the RSUs, without regard to the principles of conflict of laws.

Restrictive Covenants Clawback	If the Board or the Committee determines, in its sole discretion, that you violated or are violating any of the Restrictive Covenants set forth below under the section titled “Restrictive Covenants,” the RSUs will immediately terminate without regard to whether they are then Vested in whole or in part. In addition, the Board or the Committee may, in its sole discretion, require from you payment or transfer to the Company of the Gain from the RSUs, where the “Gain” consists of the greatest of (i) the value of the RSU Shares on the applicable Distribution Date on which you received them within the Recovery Measurement Period, (ii) the value of the RSU Shares received during the Recovery Measurement Period, as determined on the date of the request by the Committee to pay or transfer, (iii) the gross (before tax) proceeds you received from any sale of the RSU Shares during the Recovery Measurement Period, and (iv) if transferred without sale during the Recovery Measurement Period, the value of the RSU Shares when so transferred. The “Recovery Measurement Period” means the twelve (12) months before the date of the determination of violation. The provisions in this section are essential economic conditions to the Company’s grant of RSUs to you. By receiving the grant of RSUs hereunder, you agree that the Company may deduct from any amounts it owes you from time to time (such as any severance or other payments owed following a termination of employment, as well as any other amounts owed to you by the Company, as permitted by applicable law) to the extent of any amounts you owe the Company under this Restrictive Covenants Clawback section.

You acknowledge that you would not be receiving the RSUs described herein but for your agreement to comply with the Restrictive Covenants. Likewise, you acknowledge that you would be unjustly enriched if you violate the Restrictive Covenants, while being able to retain some or all of the RSUs or the gain associated with them. Furthermore, you acknowledge and agree that the damages for your breach of the Restrictive Covenants are not subject to calculation and that the remedies set forth in this Restrictive Covenants Clawback section, therefore, will only reimburse the Company for a portion of the damage done. For this reason, the Company shall be entitled to recover from you any and all damages the Company has suffered and, in addition, the Company will be entitled to injunctive relief. The parties agree that the forfeiture of the RSUs and payments described in this section are expressly not the Company’s exclusive or sole remedy.

This remedy is in addition to any other remedies that the Company may have available in law or equity with respect to breaches of the Restrictive Covenants below. It is also in addition to, and not in substitution for, any other clawback laws or policies that may be adopted from time to time, including any required by Federal law, such as under Section 304 of the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Payment is due in cash or cash equivalents within ten (10) days after the Board or the Committee provides notice to you that it is enforcing this clawback. Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Company may, but is not required to, accept retransfer of shares in lieu of cash payments.

Restrictive Covenants	In consideration of the terms of this RSU award and your access to Proprietary Information (as defined below), you agree to the following Restrictive Covenants:

Proprietary Information and Developments	You have or will be given access to and provided with sensitive, confidential, proprietary and/or trade secret information (collectively, “Proprietary Information”) in the course of your employment. Examples of Proprietary Information include inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, software of the Company in various stages of development, including computer programs in source code and binary code form, software designs, specifications, programming aids (including “library subroutines” and productivity tools), programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company, analytical models, customer/client lists and information, and supplier and vendor lists and information. You agree not to disclose or use Proprietary Information, either during or after your employment with the Company, except as necessary to perform your duties or as the Company may consent in writing. In addition, you agree that you will make full and prompt disclosure to the Company of all inventions, creations, improvements, ideas, discoveries, trade secrets, secret processes, technology, methods, developments, software and works of authorship or other creative works, whether patentable or not, that are created, made, conceived or reduced to practice by you or under your direction or jointly with others during you employment by the Company, whether or not during normal working hours or on the premises of the Company (collectively, “Developments”).

Non-competition and Non-solicitation	You agree that while the Company employs you and for a period of twelve (12) months after your employment ends for any reason, you will not directly or indirectly (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise) do any of the following:

(i) Compete. In the geographical area where the Company does business or, at the time your employment ends, plans to do business, you will not engage or assist others in engaging in any business or enterprise that competes with the Company’s business, including any business or enterprise that develops, designs, produces, manufactures, markets, licenses, sells, renders, or provides any product or service that competes with any product or service actually or planned to be developed, designed, produced, manufactured, marketed, licensed, sold, rendered, or provided by the Company while you are or were employed by the Company; provided that your passive ownership of not more than 1% of the outstanding stock of a publicly-held company will not, by itself, violate this provision. For purposes of this Grant Agreement, you agree that the Company does business throughout and plans to do business throughout the United States;

(ii) Solicit Clients, Customers, or Accounts. You will not, either alone or in association with others, actually or attempt to solicit, divert, or take away the business or patronage of any of the Company’s clients, customers, or accounts, or prospective clients, customers, or accounts, that the Company contacted, solicited, or served while you were employed by the Company or about which you have Proprietary Information, provided that this provision does not prevent you from soliciting clients, customers, or accounts (if you are not using Proprietary Information to do so) for purposes that are not in actual or potential competition with the Company;

(iii) Solicit Company Employees and Independent Contractors. You will not, either alone or in association with others, actually or attempt to (x) solicit, recruit or induce any Company employee or independent contractor who was employed or engaged by the Company at any time during the twelve (12) month period preceding the end of your employment, and who, at any time during the same twelve (12) month period, had knowledge of Proprietary Information and/or made Developments, to leave the Company’s service to engage in any business or enterprise that competes with the Company’s business or (y) solicit, recruit or engage as an employee or independent contractor in any business or enterprise that competes with the Company’s business any individual whom the Company employed or engaged at any time during the twelve (12) month period preceding the end of your employment, and who, at any time during the same twelve (12) month period, had knowledge of Proprietary Information and/or made Developments, except for an individual whose employment or other service relationship with the Company ended at least six (6) months before the date of your action; and/or

(iv) Disclose or Utilize Product Development. You will not, either alone or in association with others, disclose to, or utilize for the benefit of, any entity other than the Company, any systems or product development ideas, concepts, or strategies that you or others in communication with you explored, generated, initiated, or discussed for potential implementation during your employment with the Company, even if the Company has not implemented such ideas, concepts, or strategies by the time your employment with the Company ends.

For the purposes of subsection (ii) “Solicit Clients, Customers, or Accounts”, the terms “customer,” “client,” or “account” as applied to governmental agencies will mean the agency or department for which any of the products or services of the Company are sold or performed during the applicable period, any related program office, and any agency, department, or office that succeeds to the functions of any agency, department, or office to which the Company then provides or within the preceding twelve (12) months provided goods or services (to the extent that the successor replaces part or all of the customer or client to which the Company provided goods or services).

General	To the extent you and the Company agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, you and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Restrictive Covenants contained herein, and that the terms of these Restrictive Covenants do not supersede or amend any others currently in place, or any such future terms, unless otherwise specified by the Company in writing. By accepting this RSU award, you agree the provisions of this Restrictive Covenants section (and the related Restrictive Covenants Clawback section) are reasonable and necessary to protect the legitimate interests of the Company.

Notices	Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Corporate Secretary (or to the Chair of the Committee if you are then serving as the sole Corporate Secretary). If mailed, you should address it to the Company’s Corporate Secretary (or the Chair of the Committee) at the Company’s then corporate headquarters, unless the Company directs Plan participants to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Committee will address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to Plan participants.

Amendment	Subject to any required action by the Committee or the shareholders of the Company, the Company may cancel the RSUs and provide a new award in its place, provided that the award so replaced will satisfy all of the requirements of the Plan as of the date such new award is made and no such action will adversely affect the RSUs to the extent then Vested.

Plan Governs	Wherever a conflict may arise between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will control. The Committee may adjust the number of RSU Shares and other terms of the RSUs from time to time as the Plan provides.

Exhibit A

The vesting of 50% of the RSUs (the “Performance RSUs”) is subject to the following conditions:

A.    Service Condition

The Performance RSUs will vest according to the applicable schedule described in Paragraph C below, provided you remain employed by the Company as of each applicable vesting date set forth below.

B.    Performance Conditions

1.     The Company’s average closing price per Share as reported on the NASDAQ Global Select Market during at least one measurement period (as described below) must be at least 25% higher than the closing price per Share as reported on the NASDAQ Global Select Market on the Date of Grant.

2.     The measurement period will consist of the applicable trading days in any consecutive thirty (30) calendar day period preceding the first, second and/or third anniversaries of the Date of Grant.

3.     On each anniversary of the Date of Grant (or as promptly as practicable thereafter), the Company will calculate the average closing price for the applicable measurement periods preceding such date in order to determine if the performance condition has been satisfied.

C.    Vesting

1.     Performance Condition Achieved prior to First Anniversary of the Date of Grant. If the performance condition is achieved prior to the first anniversary of the Date of Grant, the Performance RSUs will vest in equal installments pursuant to the following schedule:

Vesting Date	Proportion of Performance RSUs that will vest as of the Vesting Date
1st anniversary of Date of Grant 2nd anniversary of Date of Grant 3rd anniversary of Date of Grant	One-third of the Performance RSUs One-third of the Performance RSUs One-third of the Performance RSUs

2.     Performance Condition Achieved after First Anniversary but before Second Anniversary of the Date of Grant. If the performance condition is achieved after the first anniversary but before the second anniversary of the Date of Grant, the Performance RSUs will vest pursuant to the following schedule:

Vesting Date	Proportion of Performance RSUs that will vest as of the Vesting Date
1st anniversary of Date of Grant 2nd anniversary of Date of Grant 3rd anniversary of Date of Grant	- 0 - Two-thirds of the Performance RSUs One-third of the Performance RSUs

3.     Performance Condition Achieved after Second Anniversary but before Third Anniversary of the Date of Grant. If the performance condition is achieved after the second anniversary but before the third anniversary of the Date of Grant, the Performance RSUs will become fully vested as of such third anniversary pursuant to the following schedule:

Vesting Date	Proportion of Performance RSUs that will vest as of the Vesting Date
1st anniversary of Date of Grant 2nd anniversary of Date of Grant 3rd anniversary of Date of Grant	- 0 - - 0 - 100% of the Performance RSUs

4.       Performance Condition Not Achieved before the Third Anniversary of the Date of Grant. Except in the event of death, Disability or a Change of Control prior to the third anniversary of the Date of Grant (in which case the terms set forth in the Grant Agreement will apply and, for the avoidance of doubt, the performance condition will no longer be applicable), if the performance condition is not achieved by the third anniversary of the Date of Grant, no portion of the Performance RSUs will vest and the Performance RSUs shall be forfeited.